Exhibit 99.1

Investor Contact Matt Glover Gateway Group, Inc. 949-574-3860 AWRE@gateway-grp.com

Aware Reports Fourth Quarter and Full Year 2024 Financial Results

Appointed Ajay Amlani as the new Chief Executive Officer.

BURLINGTON, MASS. – March 5, 2025 – Aware, Inc. (NASDAQ: AWRE), a global biometric platform company that uses data science and machine learning to tackle everyday business and identity challenges through biometrics, today reported financial results for the fourth quarter and fiscal year ended December 31, 2024.

Full Year 2024 Financial Overview

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Total revenue decreased 5% to $17.4 million from $18.2 million in 2023.
•
Recurring revenue increased 9% to $12.0 million, compared to $11.0 million in 2023.
•
Net loss improved 39% to $4.4 million, compared to $7.3 million in 2023. 2023 was negatively impacted by the $2.7 million write-off related to March 2022 investment in Omlis Limited.
•
Adjusted EBITDA loss improved 15% to $3.9 million compared to $4.6 million in 2023.
•
Cash and cash equivalents and marketable securities were $27.8 million at the year end.
•
Repurchased 137,051 shares at a cost of $0.2 million during the year.

Fourth Quarter 2024 Financial Overview

•
Total revenue increased 10% year-over-year to $4.8 million, compared to $4.4 million in the fourth quarter of 2023.
•
Recurring revenue decreased 10% year-over year to $3.3 million, compared to $3.7 million in Q4 2024.
•
Net loss decreased 72% year-over-year to $1.2 million, compared to $4.2 million in the prior year period. 2023 was negatively impacted by a $2.7 million write-off related to March 2022 investment in Omlis Limited.
•
Adjusted EBITDA loss improved 32% to $0.8 million compared to $1.2 million in 2023.

Management Commentary

“In my first 30 days at Aware, I’ve seen firsthand the deep commitment of our team to innovation and the strength of our security solutions at a time when advanced protection has never been more critical,” said CEO Ajay Amlani. “To drive the growth Aware deserves, we are taking decisive action. The biometrics industry operates in long cycles, and while macroeconomic headwinds and government budget constraints remain challenging, we are sharpening our go-to-market strategy, enhancing execution efforts, and unlocking new revenue opportunities to accelerate our momentum.

"2025 is a turning point for Aware—one of action and accountability. We are refining our strategy and positioning the business for long-term success. While we acknowledge expected near-term revenue fluctuations, our focus remains on laying the groundwork for sustainable growth. Our strategy is clear: capitalize on the expanding market opportunity in biometric security by strengthening key partnerships, accelerating technology advancements, and executing with greater focus and discipline. With a strong balance sheet and an exceptional team, I’m energized to lead Aware into its next chapter and raise the bar for security in our industry.”

Fourth Quarter 2024 Financial Results

Revenue for the fourth quarter of 2024 was $4.8 million, compared to $4.4 million in the same year-ago period. The year-over-year increase in revenue was largely due to higher software license revenue.

Net loss for the fourth quarter of 2024 totaled $1.2 million, or $(0.06) per diluted share, which compares to net loss of $4.2 million, or $(0.20) per diluted share, in the same year-ago period. Net loss for the fourth quarter of 2023 was impacted by a $2.7 million one-time expense related to a write-down of our note receivable from our 2022 investment with Omlis Limited, which was partially offset by a $0.8 million one-time gain related to our fair value adjustment to the contingent acquisition payment from our 2021 acquisition of FortressID.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the fourth quarter of 2024 totaled $0.8 million, compared to an adjusted EBITDA loss of $1.2 million in the same year-ago period. The year-over-year improvement was largely attributable to higher total revenue in the fourth quarter of 2024 compared to 2023.

Full Year 2024 Financial Results

Revenue for the year ended December 31, 2024, was $17.4 million, compared to $18.2 million in the same year-ago period. The decrease in revenue was primarily due to lower software license revenue.

Net loss for the year ended December 31, 2024, totaled $4.4 million, or $(0.21) per diluted share, which compares to a net loss of $7.3 million, or $(0.35) per diluted share, in the same year-ago period. Net loss for 2023 was impacted by a $2.7 million one-time expense related to a write-down of our note receivable from our 2022 investment with Omlis Limited, which was partially offset by a $0.8 million one-time gain related to our fair value adjustment to the contingent acquisition payment from our 2021 acquisition of FortressID

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the year ended December 31, 2024, was $3.9 million, compared to adjusted EBITDA loss of $4.6 million in the same year-ago period. The 15% improvement in adjusted EBITDA loss was primarily due to lower operating expenses.

Cash, cash equivalents and marketable securities totaled $27.8 million as of December 31, 2024, compared to $30.9 million as of December 31, 2023.

Webcast

Aware management will host a webcast today, March 5, 2025, at 5:00 p.m. Eastern time to discuss these results and provide an update on business conditions. A question-and-answer session will follow management’s prepared remarks.

Date: Wednesday, March 5, 2025

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Webcast: Register Here

The presentation will be made available for replay in the investor relations section of the Company’s website. The audio recording will be available for approximately 90 days following the live event.

About Aware

Aware is a global biometric platform company that uses data science and machine learning to tackle everyday business and identity challenges through biometrics. For over 30 years we’ve been a trusted name in the field. Aware’s offerings address the growing challenges that government and commercial enterprises face in knowing, authenticating, and securing individuals through frictionless and highly secure user experiences. Our algorithms are based on diverse operational data sets from around the world, and we prioritize making biometric technology in an ethical and responsible manner. Aware is a publicly held company (NASDAQ: AWRE) based in Burlington, Massachusetts. To learn more, visit our website or follow us on LinkedIn and X.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiii) our intellectual property is subject to limited protection; xiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvi) our business may be affected by government regulations, government cost cutting initiatives and adverse economic conditions; and xvii) we may make acquisitions that could adversely affect our results, and xviii) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2023 and other reports and filings made with the Securities and Exchange Commission.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	For the Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenue:
Software licenses	$2,642	$1,994	$7,779	$9,529
Software maintenance	2,006	2,183	8,577	7,674
Services and other	149	197	1,033	1,041
Total revenue	4,797	4,374	17,389	18,244
Costs and expenses:
Cost of services and other	315	239	1,132	1,273
Research and development	1,835	2,215	7,757	9,124
Selling and marketing	1,840	1,837	7,678	7,955
General and administrative	2,281	1,870	6,367	6,549
Loss on write-off of note receivable	—	2,695	—	2,695
Fair value adjustment to contingent acquisition payment	—	—	—	(812)
Total costs and expenses	6,271	8,856	22,934	26,784
Operating loss	(1,474)	(4,482)	(5,545)	(8,540)
Interest and other income	281	303	1,167	1,285
Loss before provision for (benefit from) income taxes	(1,193)	(4,179)	(4,378)	(7,255)
Provision for (benefit from) income taxes	(1)	59	53	59
Net loss	$(1,192)	$(4,238)	$(4,431)	$(7,314)
Net loss per share – basic	$(0.06)	$(0.20)	$(0.21)	$(0.35)
Net loss per share – diluted	$(0.06)	$(0.20)	$(0.21)	$(0.35)
Weighted-average shares - basic	21,158	21,001	21,139	21,013
Weighted-average shares - diluted	21,158	21,001	21,139	21,013

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$12,972	$10,002
Marketable securities	14,842	20,913
Accounts and unbilled receivables, net	4,002	3,855
Property and equipment, net	477	579
Goodwill and intangible assets, net	5,096	5,511
Right of use asset	3,964	4,260
All other assets, net	1,291	1,176

Total assets	$42,644	$46,296

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expense	$2,341	$1,986
Deferred revenue	5,163	5,537
Operating lease liability	4,244	4,475
Total stockholders’ equity	30,896	34,298

Total liabilities and stockholders’ equity	$42,644	$46,296

Non-GAAP Measures

We define adjusted EBITDA as U.S. GAAP net loss plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, other (expense) income, net, and income tax provision. We discuss adjusted EBITDA in our quarterly earnings releases and certain other communications, as we believe adjusted EBITDA is an important measure. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the adjusted EBITDA adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

We define recurring revenue as the portion of Aware revenue that is based on a term arrangement and is likely to continue in the future, such as annual maintenance or subscription contracts. We use recurring revenue as a metric to communicate the portion of our revenue that has greater stability and predictability. We believe that recurring revenue assists in providing an enhanced understanding of effectiveness of our efforts to transition to a subscription-based business model.

We define ARR as the amount of annualized recurring revenue that is likely to continue in the future, such as annual maintenance and subscription contracts. We use ARR as a metric to assess the trajectory of our recurring revenue and we believe that ARR assists in providing an enhanced understanding of effectiveness of our efforts to transition to a subscription-based business model.

Adjusted EBITDA and recurring revenue are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP net loss, the most directly comparable U.S. GAAP financial measure, to our adjusted EBITDA for the three months and year ended December 31, 2024 and 2023 and our U.S. GAAP revenue, the most directly comparable U.S. GAAP financial measure, to our recurring revenue for the three months and year ended December 31, 2024 and 2023.

AWARE, INC.

Reconciliation of GAAP Net loss to Adjusted EBITDA

(In thousands)

(unaudited)

AWARE, INC.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net loss	$(1,192)	$(4,238)	$(4,431)	$(7,314)
Depreciation and Amortization	141	141	562	578
Stock based compensation	504	428	1,132	1,525
Loss on write-off of note receivable	—	2,695	—	2,695
Fair value adjustment to contingent acquisition payment	—	—	—	(812)
Interest income	(281)	(303)	(1,167)	(1,285)
Provision for (benefit from) income taxes	(1)	59	53	59
Adjusted EBITDA	$(829)	$(1,218)	$(3,851)	$(4,554)

Revenue Breakout

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Recurring revenue:
Software subscriptions	1,292	1,492	3,391	3,316
Software maintenance	2,004	2,183	8,575	7,674
Total recurring revenue	3,296	3,675	11,966	10,990

Non-recurring revenue:
Software licenses	1,351	502	4,389	6,213
Services and other	150	197	1,034	1,041
Total non-recurring revenue	1,501	699	5,423	7,254
Total revenue	$4,797	$4,374	$17,389	$18,244

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Aware is a registered trademark of Aware, Inc.